Exhibit 99.1

Organicell Completes Enrollment for its Expanded Access Trial

to Treat COVID-19 Patients with Zofin™

Miami, FL (April 22, 2021) — Organicell Regenerative Medicine, Inc. (OTCMKTS: BPSR), a clinical-stage biopharmaceutical company dedicated to the development of regenerative therapies, announced today that the company has completed enrollment for its U.S. Food and Drug Administration (FDA) granted expanded access trial for Zofin for the treatment of COVID-19.

The expanded access protocol provided access to the investigational product, Zofin, for patients in outpatient and inpatient facilities infected with SARS-CoV-2 who have mild to moderate COVID-19 infection, or who are judged by a healthcare provider to be at high risk of progression to moderate disease. The trial is being conducted at the United Memorial Medical Center in Houston, TX.

Analysis of initial trial data will begin in approximately seventy-five days, and the trial will conclude ninety-days after the last patient is dosed, which is expected sometime in the third quarter of this year.

“COVID-19 has affected the lives of millions of people over the last year and unfortunately will be with us for many years to come. Organicell is hoping to help patients that currently do not have an approved therapy. We are excited that the enrollment of patients in this trial is complete and we look forward to analyzing the data next quarter,” said Albert Mitrani, Chief Executive Officer of Organicell.

“My medical team, especially Dr. Cesar Barrera and Ms. Mariya Mohiuddin, and I are delighted to have the opportunity to participate in this clinical trial, which has the prospect of introducing a novel drug into the medical arsenal of COVID-19 therapeutics,” said Vincent Friedewald, MD, FACC, FACP, Primary Investigator at United Memorial Medical Center, Houston, TX.

ABOUT ZOFIN™

Zofin is an acellular biologic therapeutic derived from perinatal sources and is manufactured to retain naturally occurring microRNAs, without the addition or combination of any other substance or diluent. This product contains over 300 growth factors, cytokines, and chemokines as well as extracellular vesicles/nanoparticles derived from perinatal tissues. Zofin™ is currently being tested in a phase I/II randomized, double blinded, placebo trial to evaluate the safety and potential efficacy of intravenous infusion of Zofin™ for the treatment of moderate to SARS related to COVID-19 infection.

ABOUT ORGANICELL REGENERATIVE MEDICINE, INC.

Organicell Regenerative Medicine, Inc. (OTCMKTS: BPSR) is a clinical-stage biopharmaceutical company that harnesses the power of exosomes to develop innovative biological therapeutics for the treatment of degenerative diseases. The Company’s proprietary products are derived from perinatal sources and manufactured to retain the naturally occurring exosomes, hyaluronic acid, and proteins without the addition or combination of any other substance or diluent. Based in South Florida, the company was founded in 2008 by Albert Mitrani, Chief Executive Officer and Dr. Mari Mitrani, Chief Scientific Officer. To learn more, please visit https://organicell.com/.

ABOUT UNITED MEMORIAL MEDICAL CENTER (UMMC)

UMMC Hospital was established to fill the need for quality emergency and surgical care in the community of Spring, Texas. We are a complete surgical facility with an Emergency Room to provide care for those unexpected medical emergency needs using innovative techniques and the latest methods of treatment. We operate by the Hippocratic Oath to the best of our ability. Our doctors remember that there is art to medicine as well as science, and that warmth, sympathy, and understanding may outweigh the surgeon’s knife or the chemist’s drug. To learn more, please visit https://ummc.care

FORWARD-LOOKING STATEMENTS

Certain of the statements contained in this press release should be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as “will,” “believes,” “expects,” “potential” or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. We remind you that actual results could vary dramatically as a result of known and unknown risks and uncertainties, including but not limited to: potential issues related to our financial condition, competition, the ability to retain key personnel, product safety, efficacy and acceptance, the commercial success of any new products or technologies, success of clinical programs, ability to retain key customers, our inability to expand sales and distribution channels, legislation or regulations affecting our operations including product pricing, reimbursement or access, the ability to protect our patents and other intellectual property both domestically and internationally and other known and unknown risks and uncertainties, including the risk factors discussed in the Company’s periodic reports that are filed with the SEC and available on the SEC’s website (http://www.sec.gov). You are cautioned not to place undue reliance on these forward-looking statements All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Specific information included in this press release may change over time and may or may not be accurate after the date of the release. Organicell has no intention and specifically disclaims any duty to update the information in this press release.

Media Contact:

Jeffrey Freedman

RooneyPartners

646-432-0191

jfreedman@rooneyco.com